UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way

Burnaby, British Columbia V5G 4W8

Canada

(Address of principal executive offices including zip code)

(604) 484-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2017, the compensation committee (the “Committee”) of the board of directors (the “Board”) of Xenon Pharmaceuticals Inc. (the “Company”) approved 2016 non-equity incentive plan payments, 2017 base salaries and stock option grants for certain of the Company’s executive officers as set forth in the table below, including the Company’s named executive officers. For additional information regarding non-equity incentive compensation, please see “Executive Compensation—Non-Equity Incentive Plan Compensation & Bonuses” of the Company's definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 27, 2016.

Name	Title	2016 Non-Equity Incentive Plan Payment (in USD$)(1)		2017 Base Salary (in USD$)(2)		Option Grant (in shares)(3)
Simon N. Pimstone	President and Chief Executive Officer	$114,191		$385,088	(4)	140,000
Ian C. Mortimer	Chief Financial Officer, Chief Operating Officer and Corporate Secretary	73,179		300,635	(4)	75,000
Y. Paul Goldberg	Senior Vice President, Clinical Development	56,229		268,626	(4)	27,500
Robin P. Sherrington	Senior Vice President, Business & Corporate Development	58,622		263,268	(4)	27,500
James R. Empfield	Senior Vice President, Drug Discovery of Xenon Pharmaceuticals USA Inc.	60,832	(5)	249,716		27,500

(1)

Non-equity incentive plan payments are denominated in Canadian dollars and have been converted to U.S. dollars for purposes of the table.  The U.S. dollar per Canadian dollar exchange rate used for such conversion was 0.7548 which was the average Bank of Canada exchange rate for the 2016 fiscal year.

(2)

2017 base salaries were determined by the Committee and based on a number of factors, including an analysis of the Company’s updated peer group which is benchmarked to the U.S. dollar. The 2017 base salary figures are retroactive to January 1, 2017.

(3)

Option grants were determined by the Committee and based on a number of factors, including comparative stock ownership of and equity grants received by executives in the Company’s peer group and industry.

(4)

2017 base salary figures for Drs. Pimstone, Goldberg and Sherrington and Mr. Mortimer are benchmarked to the U.S. dollar, but are denominated and paid in Canadian dollars. The U.S. dollar base salary figures presented in the table have been converted at a current foreign exchange rate to arrive at the Canadian dollar base salary figures of CAD$517,712, CAD$404,174, CAD$361,141 and CAD$353,937 for Dr. Pimstone, Mr. Mortimer and Drs. Goldberg and Sherrington, respectively.

(5)

Dr. Empfield’s payment was pro-rated to reflect the commencement of his employment in February 2016. The actual U.S. dollar amount to be paid to Dr. Empfield will be calculated at the then-prevailing foreign exchange rate applied to the non-equity incentive plan payment, which is denominated in Canadian dollars pursuant to the terms of his offer of employment.

The options granted to each of the executives set forth in the table above have an exercise price equal to $8.40, the closing price of the Company’s common shares on The NASDAQ Global Market on March 13, 2017. 25% of the shares underlying each option will vest on January 1, 2018, and 75% of the shares underlying each option will vest thereafter over the course of the next 3 years, in equal amounts, on the last day of each month.

Dr. Pimstone, Mr. Mortimer and Drs. Goldberg, Sherrington and Empfield are eligible to receive payments under the Company’s 2017 non-equity incentive plan of up to 50%, 40%, 35%, 35% and 40% respectively, of their base salary. The 2017 performance goals for these officers are related to various corporate objectives, including achievement of the TV-45070 project goals in the Company’s Teva partnership, including the top-line readout from the ongoing Phase 2b clinical trial; continued execution on the Company’s Genentech Nav1.7 collaboration, including the initiation of a Phase 2 clinical trial; continued progress with the Company’s XEN801 program, including the top-line readout from a Phase 2 clinical trial in moderate to severe acne; continued progress within the Company’s XEN901 Nav1.6 program, which is focused on rare, severe childhood epilepsy disorders, including the filing of an Investigational New Drug Application; advancement of the Company’s next discovery program into late stage lead optimization; identification of the Company’s next target for discovery; execution against the Company’s capital markets plan; and managing to budget. The non-equity incentive payment for each of Dr. Pimstone, Mr. Mortimer and Drs. Goldberg, Sherrington and Empfield is based solely on corporate goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenon Pharmaceuticals Inc.

Date: March 14, 2017	By:	/s/ Ian Mortimer
Ian Mortimer
Chief Financial Officer & Chief Operating Officer